SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                    (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]    Preliminary Proxy Statement            [  ]   Confidential, for
                                                     Use of the
                                                     Commission Only (as
                                                     permitted by Rule
                                                     14a-6(e)(2))

[  ]   Definitive Proxy Statement
[  ]   Definitive Additional Materials
[  ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                                    Nobility Homes, Inc.
                      (Name of Registrant as Specified in its Charter)


                (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[  ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.

       1) Title of each class of securities to which transaction applies:

       2)  Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)  Proposed maximum aggregate value of transaction:

       5)  Total fee paid:

[  ]   Fee paid previously with preliminary materials.

[  ]   Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

       2)  Form, Schedule or Registration Statement No.:

       3)  Filing Party:

       4)  Date Filed:

                                      Preliminary Copy


                                    NOBILITY HOMES, INC.

                                 Notice and Proxy Statement

                          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                TO BE HELD FEBRUARY 28, 1997

TO THE HOLDERS OF COMMON STOCK:

       PLEASE TAKE NOTICE that the Annual Meeting of the Shareholders of NOBILITY HOMES, INC. (the "Company") will be held on Friday, the 28th day of February, 1997, at 10:00 A.M. local time, at 235 Cedar Drive, Ketchum, Idaho.

       The meeting will be held for the following purposes:

       1.     To elect a board of five directors.

       2. To approve an amendment to Article III of the Company's Articles of Incorporation increasing the number of authorized shares of the Company's common stock from 4,000,000 shares to 10,000,000.

       3.     To approve the Nobility Homes, Inc. Stock Incentive Plan.

       4. To transact such other business as may properly come before the meeting or any adjournment thereof.

       To be sure that your shares will be represented at the meeting, please date, sign and return your proxy, even if you plan to attend in person. A form of proxy and a self-addressed, postage prepaid envelope are enclosed. If you do attend the meeting, you may withdraw your proxy and vote in person.


                                        By Order of the Board of Directors,

                                            Jean Etheredge, Secretary


DATED:  February __, 1997


                                    NOBILITY HOMES, INC.

                     PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                TO BE HELD FEBRUARY 28, 1997

       This proxy material and the enclosed form of proxy are being sent to the shareholders of Nobility Homes, Inc. on or about February __, 1997 in connection with the solicitation by the Company's Board of Directors of proxies to be used at the annual meeting of the shareholders of the Company. The meeting will be held at 235 Cedar Drive, Ketchum, Idaho at 10:00 A.M., local time, on Friday, February
28, 1997.

       If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time, insofar as it has not been exercised, by delivering a later dated proxy or written notice of revocation to the Secretary of the meeting or by attendance at the annual meeting and electing to vote in person. The shares represented by the proxy will be voted unless the proxy is received in such form as to render it not votable. The proxy is in ballot form so that a specification may be made to grant or withhold authority to vote for the election of each director. Unless otherwise indicated, the shares represented by the proxy will be voted "for" the election of each director nominated by the Board of Directors and "for" each other proposal. The affirmative vote by the holders of a majority of the common shares voting on any proposal at the annual meeting is required for approval of the proposal.

       Shareholders of record at the close of business on February 4, 1997, will be entitled to vote. Each share of common stock is entitled to one vote on any matter to come before the meeting. As of February 4, 1997, the Company had outstanding and entitled to vote 2,970,954 shares of common stock.

       The complete mailing address of the principal office of the Company is 3741 S.W. 7th Street, P.O. Box 1659, Ocala, Florida 34478.

                        PRINCIPAL HOLDERS OF COMPANY'S COMMON SHARES

       The following table sets forth, as of February __, 1997, certain information as to the $.10 par value common stock of the Company owned beneficially, directly or indirectly, by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's outstanding voting securities and by all directors and executive officers as a group:

Name and Address                    Number of                       Percent
of Beneficial <F1>                Common Shares                     of Class
Owner                              Beneficially
Owner                                Owned<F2>


Terry E. Trexler<F3>
3741 S.W. 7th St
Ocala, Florida 34474                1,376,107<F4>                    46.3%

Thomas W. Trexler<F5>
3741 S.W. 7th Street
Ocala, Florida 34474                  191,229<F6>                     6.4%

Directors and
Executive Officers
(7 persons)                         1,600,534<F4><F6>                53.9%
____________________
<F1>-<F6>
(1)    Information contained in this table is based upon information furnished by the persons indicated.

(2) Unless otherwise noted, all shares are owned directly with sole voting and dispositive power.

(3)    Mr. Terry Trexler is President and Chairman of the Board of the
       Company. Additional information is contained under "Nomination and Election of Directors."

(4) Excludes 25,523 common shares held in trust for the benefit of one of Mr. Trexler's children over which Mr. Trexler disclaims beneficial ownership. Includes 1,237 shares held in trust for the benefit of Mr. Trexler's grandchild.

(5) Mr. Thomas Trexler is Executive Vice President and a director of the Company. Additional information is contained under "Nomination and Election of Directors."

(6) Excludes 100,000 shares subject to options which are not presently exercisable.

                      PROPOSAL 1:  NOMINATION AND ELECTION OF DIRECTORS

       At the meeting, a Board of five directors will be elected to serve for one year and until the election and qualification of their successors. The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of the following persons who have been designated by the Company's Board of Directors as nominees.

       The bylaws of the Company provide for not less than one nor more than ten directors. The Board of Directors has determined that five directors are appropriate for the present time. Accordingly, proxies cannot be voted for more than five nominees.

       Each nominee has consented to being named as such in this proxy statement, and is at present available for election. Each nominee is a member of the Board, having been elected as such at the last annual meeting of the shareholders.

       If any nominee should become unavailable, the persons voting the accompanying proxy may, in their discretion, vote for a substitute. Additional information concerning the nominees, based on data furnished by them, is set forth below.

       The Board of Directors of the Company recommends a vote "for" the election of each of the following nominees. Proxies solicited by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.

                                                           Shares of
                                                           Common Stock
                        Principal Occupation      Year     Beneficially
                           or Employment          First    owned as of
                           Certain Other         Became    December 31,
       Name (Age)          Directorships        Director   1996<F1><F2>


Terry E. Trexler (57)   Chairman of the Board     1967     1,376,107<F3>
                        and President of the
                        Company; Mr. Trexler is
                        also President of TLT,
                        Inc., and since April
                        1996, a director of
                        Citizens National Bank
                        and its subsidiary,
                        Citi-Bancshares, Inc.;
                        Mr. Trexler was
                        Chairman of the Board
                        of Citizens First
                        Bancshares, Inc. and
                        its subsidiary,
                        Citizens First Bank of
                        Ocala, prior to its
                        acquisition by Citizens
                        National Bank in April

Richard C.
Barberie (58)           Vice President of           1975         -0-
                        Purchasing of the
                        Company from December
                        1994 until his
                        retirement in June
                        1995; Executive Vice
                        President of the
                        Company for more than
                        five years prior to
                        December 1994

Robert P. Holliday (58) President of Chariot        1996         3,100
                        Eagle, Inc. (which is
                        engaged in the manu-
                        factured home business)
                        since 1984 and
                        President of Chariot
                        Eagle-West, Inc. since
                        1995; Director of the
                        Recreational Park
                        Trailer Industry
                        Association since 1993

Robert P. Saltsman (43) Attorney in private        1988         5,350
                        practice since 1983;
                        prior to 1983 Mr.
                        Saltsman was employed
                        as a C.P.A. by Arthur
                        Andersen & Co. in
                        Orlando, Florida

Thomas W. Trexler (33)  Executive Vice             1993       191,229<F4>
                        President and Chief
                        Financial Officer of
                        the Company since
                        December 1994;
                        President of Prestige
                        Home Centers, Inc.
                        since June 1995;
                        Director of Prestige
                        since 1993 and Vice
                        President from 1991 to
                        June 1995; President of
                        Prestige Insurance
                        Services, Inc. since
                        August 1992; Vice
                        President of TLT, Inc.
                        since September 1991;
                        prior to September 1991
                        Mr. Trexler was Vice
                        President of
                        NationsBank (formerly
                        NCNB National Bank) in
                        Naples, Florida.
______________________
<F1>-<F4>
(1)    Information contained in this table is based upon information furnished by the persons indicated.

(2) Unless otherwise noted, all shares are owned directly with sole voting and dispositive power.

(3) Excludes 25,523 common shares held in trust for the benefit of one of Terry E. Trexler's children over which Mr. Trexler disclaims beneficial ownership. Includes 1,237 shares held in trust for the benefit of Mr. Trexler's grandchild.

(4) Excludes 100,000 shares subject to options which are not presently exercisable.


       Except as specifically noted in the table above, all of the nominees named above have been employed in the capacities indicated for more than five years. Terry E. Trexler is the father of Thomas W. Trexler.


                   SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Under Section 16(a) of the Securities Exchange Act, a Form 4 reporting the acquisition or disposition of Company securities by an officer, director or 10% shareholder must be filed with the Securities and Exchange Commission no later than the 10th day after the end of the month in which the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the Company's fiscal year. Through inadvertence, the following persons made late filings:

       In October, 1996, Robert P. Saltsman, a director of the Company, sold 500 shares of the Company's common stock in an open market transaction for which he made a late filing on Form 4. In July and August, 1996, Robert P. Holliday, a director of the Company, made purchases of Company common stock in the open market for which Form 4 filings should have been made in August and September, 1996, respectively. Mr. Holliday did not file the required Form 4 reports and made a late Form 5 filing. In September, 1996, Thomas W. Trexler, Executive Vice President and a director of the Company, was granted options for 100,000 shares of Company common stock for which he made a late filing on Form 5.


                              BOARD OF DIRECTORS AND COMMITTEES

       During the fiscal year ended November 2, 1996, the Board of Directors of the Company held four regular meetings and one special meeting. All directors of the Company attended at least 75% of the aggregate total meetings of the Board of Directors and committees of the Board on which they served.

       The Company presently has two standing committees of its Board of Directors, an Audit Committee and a Salary Review Committee. The
Company has no standing nominating committee of the Board.

       The Company's Audit Committee, which during fiscal 1996 was comprised of Messrs. Saltsman, Holiday and Terry Trexler, reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with the Company's independent public accountants in connection with these reviews. The Audit Committee also recommends to the Board of Directors the appointment of the independent certified public accountants. The Audit Committee met once during fiscal 1996.

       The Salary Review Committee is presently comprised of Messrs. Terry Trexler, Robert Holliday and Robert Saltsman. The Salary Review Committee recommends to the Board of Directors the salaries and bonuses, if any, to be paid the officers of the Company. The Salary Review Committee met four times during the fiscal year.

       Directors who are not employees of the Company are paid quarterly fees of $1,250.


                                   EXECUTIVE COMPENSATION

       The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Company's Chief Executive Officer and its Executive Vice President, the only other executive officer who had total salary and bonus exceeding $100,000 during the fiscal year ended November 2, 1996. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts to any executive officers during the years indicated.

                     Annual Compensation   Long Term Compensation Awards

                                                     Securities
Name & Principal     Year                            Underlying   All Other
Position
           Ended       Salary      Bonus   Options/SAR's Compensation

Terry E.           11/02/96    $93,500     $53,000       ---      $37,075<F2>
Trexler            11/04/95     93,500      52,000       ---       37,075<F2>
 President and     10/29/94     93,500      20,300       ---       37,075<F2>
 Chairman of
 the Board

Thomas W.          11/02/96    $74,593     $41,200    $100,000<F1>   $588<F3>
Trexler
 Executive Vice
 President

________________
<F1>-<F3>
(1)    Options granted subject to shareholder approval of the Company's
       Incentive Stock Plan.

(2) Consists of (a) a $17,100 premium paid by the Company on a term life insurance policy, and (b) $19,975 in premiums paid by the Company on two split dollar life insurance policies. The proceeds of the first policy will be paid to Mr. Trexler's designated beneficiaries in the event of his death, but in the case of the two split dollar policies, the premiums paid by the Company will be repaid to the Company out of the policy proceeds, and the remainder of the proceeds will be paid to Mr. Trexler's designated beneficiaries.

(3) Consists of a premium paid by the Company on a split dollar life insurance policy. In the event of Mr. Trexler's death, the premiums paid by the Company will be repaid to the Company out of the policy proceeds, and the remainder of the proceeds will be paid to Mr. Trexler's designated beneficiaries.



                                Option/SAR Grants in Last Fiscal Year


                                                         Potential
                                                    Realizable Value at
                                                      Assumed Annual
                                                    Rates of Stock Price
                                                        Appreciation
           Individual Grants                          for Option Term

                        % of
                        Total
           Number of    Options/
           Securities   SARs
           Underlying   Granted to  Exercise
           Options/     Employees   or Base
           SARs         in Fiscal   Price    Expiration
Name       Granted (#)    Year      ($/Sh)     Date       5% ($)    10% ($)

Terry E.     ----           ----         ----
Trexler

Thomas W.   100,000       100%      $13.25    9-13-2006   $833,258 $2,111,709
Trexler


                       COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Company's Salary Review Committee (the "Compensation Committee") consists of Messrs. Terry Trexler, Robert Holliday and Robert Saltsman. The Company's executive compensation policy seeks to fairly compensate executives for their performances and contributions to the Company and to provide incentives that will attract and retain key employees. Compensation of executive officers for fiscal 1996 performance generally consisted of a base salary and profit bonuses tied to the performance of the Company.

       Base salaries and profit bonuses historically have been reviewed and adjusted from time to time based primarily on a non-quantitative assessment of factors such as an individual's performance, contributions, changes in job content and responsibilities and the Company's performance and economic conditions. The Compensation Committee reviewed and approved increases in the base salary and the profit bonuses provided to executive officers in fiscal 1996. In doing so the Compensation Committee considered (i) the Company's financial results for fiscal 1995 and the improvement in the financial condition of the Company and (ii) certain non-quantitative factors, with emphasis on the qualitative performance of the Company's executives. It is an objective of the Compensation Committee to maintain base salaries that are reflective of the individual executive's experience and responsibility level, and that are competitive with the salary levels of executives at other companies engaged in the same or similar line of business with revenues in a range comparable to those of the Company.

       The base salary of the Chairman, President and Chief Executive Officer (the "CEO") has remained unchanged at his request for the past five years. His bonuses are tied directly to the net profit before income taxes of the overall Company, including stock price, and are approved on a quarterly basis by the Compensation Committee. It is the Committee's belief that the CEO is undercompensated compared to the compensation paid to chief executive officers by other companies in the industry of similar size and performance. However, it is the CEO's desire to maintain his compensation in its present range, with a major incentive for his performance taking the form of increases in the value of his substantial stock ownership in the Company.

       Section 162(m) of the Internal Revenue Code, enacted in 1993, precludes a public corporation from deducting compensation of more than $1 million each for its chief executive officer or for any of its four other highest paid officers. Certain performance-based compensation is exempt from this limitation. Because non-exempt options and other forms of compensation to the Company's officers are not expected to be anywhere near $1 million, the Compensation Committee does not presently have a policy regarding whether it would authorize compensation that would not be deductible for the Company for federal income tax purposes by reason of Section 162(m).


                                               Robert P. Saltsman
                                               Terry E. Trexler
                                               Robert P. Holliday

                                   SHAREHOLDER RETURN PERFORMANCE

       The following graph compares the Company's cumulative total shareholder return on its common stock from November 3, 1991 to November 2, 1996 with the cumulative total return of the Nasdaq Market Index and the MG Group Index.

                                COMPARISON OF CUMULATIVE TOTAL RETURN
                             OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

         Fiscal Year Ending

Company
          1991     1992     1993     1994     1995     1996

Nobility Homes,
Inc.
             100      150.00   418.76   426.30   811.34   1,823.69

Industry Index
   100      157.67   223.98   212.84   334.31     400.80

Broad Market
     100       96.87   127.13   135.16   160.32     188.27


The Industry Index chosen was:
       MG Industry Group 052 - Manufactured Housing

The Broad Market Index chosen was:
       Nasdaq Market Index

The current composition of the Industry Index is as follows:
       American Homestar Corp.
       Belmont Homes, Inc.
       Cavalier Homes, Inc.
       Cavco Industries, Inc.
       Champion Enterprises, Inc.
       Clayton Homes, Inc.
       Drew Industries, Inc.
       Liberty Homes, Inc. CL A
       Nobility Homes, Inc.
       Oakwood Homes Corp.
       Schult Homes Corp.
       Skyline Corp.
       Southern Energy Homes


        SALARY REVIEW COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


       The Salary Review Committee consists of Messrs Trexler, Holliday and Saltsman. Mr. Trexler is the Company's President and Chairman of the Board. Mr. Saltsman performed some legal services for the Company during fiscal 1996 for which he was paid approximately $10,200 during fiscal 1996.

       Terry E. Trexler owns 100% of the stock of TLT, Inc. ("TLT") which develops, owns and manages manufactured home communities in Florida that cater to the retirement market. Sales to TLT and related manufactured home communities were $716,587 in fiscal 1996 and $1,280,000 in fiscal 1995 or approximately 2% of net sales in 1996 and 4% of net sales in 1995. Management of the Company anticipates that sales to TLT during fiscal 1997 will continue to decline as TLT's manufactured home communities are built out.

       TLT participates with other dealers that purchase homes from the Company in a volume bonus award program under which the Company offers a volume bonus award to dealers that purchase homes in excess of certain specified dollar amounts during a specified period. During the years ended November 2, 1996 and November 4, 1995, volume bonus awards in the aggregate amount of $28,000 and $91,000 were paid to TLT.

       The Company provides certain accounting services to TLT at no charge in return for exclusive sales rights at TLT's manufactured home communities.
The value of these services during each of the Company's last two fiscal years was less than $60,000.


                                        CERTAIN TRANSACTIONS

       For information concerning transactions between the Company and directors, officers or entities in which they have an interest, see "Salary Review Committee Interlocks."

                                 PROPOSAL 2:  PROPOSED AMENDMENT TO
                         THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE
                           THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

       The Company's Certificate of Incorporation presently authorizes the issuance of 4,000,000 shares of common stock, $.10 per share. As of January 27, 1997, 3,436,790 shares of common stock were outstanding. The number of authorized shares of common stock remaining unissued as of that date was 563,210. At its meeting on December 13, 1996, the Board of Directors adopted resolutions proposing to amend the Articles of Incorporation to increase the number of authorized shares of common stock to 10,000,000 and directing that the proposed amendment, the text of which is set forth as Appendix A, be submitted at the annual meeting for approval by the shareholders.

       The additional authorized shares may be used for any proper corporate purpose approved by the Board of Directors. Their availability would enable the Board of Directors and management to act with flexibility and dispatch when favorable opportunities arise to expand or strengthen the Company's business. Among the reasons for issuing additional shares would be to declare stock dividends, to undertake acquisitions, to increase the Company's capital through a sale of common stock and to engage in other types of capital transactions. Authorized shares of the Company's common stock may be issued upon action by the Board of Directors without further shareholder approval. The issuance of additional shares of common stock could result in dilution of the interests of existing shareholders. The Company has no present plans, agreements, commitments or undertakings with respect to the issuance and sale of the additional authorized shares of common stock (other than shares issuable pursuant to the Incentive Stock Plan discussed below under Proposal 3). Shareholders do not have preemptive rights to purchase any additional shares issued.

       The affirmative vote of the holders of a majority of the shares of common stock voting on the proposal is required for approval of the proposed amendment to increase the number of authorized shares of common stock from 4 million to 10 million. For this purpose, broker nonvotes and abstentions will not be counted.

       The Board of Directors recommends a vote "FOR" the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock to 10 million. All proxies solicited by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.

                       PROPOSAL 3:  APPROVAL OF COMPANY'S INCENTIVE STOCK PLAN

       In September 1996, the Company's Board of Directors adopted, subject to shareholder approval, the Nobility Homes Stock Incentive Plan (the "Plan"), providing for the issuance of options, stock appreciation rights and other stock-based awards to key employees and directors. A total of 300,000 shares has been reserved for issuance under the Plan. The Plan will be adopted if a majority of the shares voted at the annual meeting with respect to the Plan are voted for approval thereof. For this purpose, abstentions and broker "non-votes" will not be counted.

       Subject to shareholder approval, the Board of Directors has granted options for 100,000 shares of common stock to Thomas W. Trexler, Director, Executive Vice President and Chief Financial Officer of the Company. Such options have a term of ten years, have exercise price of $13.25 per share and become exercisable 20% per year beginning on the first anniversary of the date of grant.

Summary of Plan

       Purpose; Eligibility. The purpose of the Plan is to assist the Company in attracting and retaining key employees and directors who will contribute to the Company's success, and motivating such persons in a manner that will align their interests with those of the Company's stockholders. Key employees and directors of the Company are eligible to receive awards under the Plan. As of January 27, 1997, there were approximately seven key employees of the Company (including executive officers and inside directors) and three non-employee directors considered eligible to receive awards under the Plan. Mr. Terry E. Trexler, Chairman of the Board and President of the Company, is not eligible to participate in the Plan.

       Administration. The Plan will be administered by the Board of Directors. The Board of Directors may, in its discretion, delegate to a committee all of the Board's authority and responsibility with respect to awards under the Plan in which case the committee will be required to function so that the Plan will meet the disinterested administration requirements of Rule 16b-3 under the Securities Exchange Act of 1934. Subject to the provisions of the Plan, the Board of Directors (or the committee, if applicable) will determine who qualifies for awards, the type, timing and expiration dates of awards, vesting schedules and other terms and conditions of awards. All awards will be non-transferable except as may be expressly permitted by the Board of Directors with respect to certain family members.

       Stock Options. Options awarded under the Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), which permits the deferral of taxable income related to the exercise of such options, or non-qualified options not entitled to such deferral. The Board of Directors (or the committee, if applicable) will determine the exercise price of options, which cannot be less than 100% of the fair market value of the common stock on the date of grant, expiration dates and other terms and conditions of options, including whether the option exercise price may be paid in shares of common stock of the Company. Under the Code, only employees may receive incentive options, which cannot have a term of more than 10 years. In the case of an incentive option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of the Company, the exercise price must be at least 110% of the fair market value of the common stock on the date of grant and the option term cannot exceed five years. Incentive options may be granted only within 10 years from the date of adoption of the Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive options may be granted to any one individual under the Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. No participant may receive options or stock appreciate rights under the Plan for an aggregate of more than 150,000 shares.

       Other Types of Awards. The Plan also permits the award of other stock-based awards, including stock appreciation rights ("SARs") and restricted stock awards. An SAR entitles the recipient to receive the difference between the fair market value of the common stock on the date of exercise and the SAR price, in cash or in shares of common stock, or a combination of both, as determined in the discretion of the committee awarding the SAR. Restricted stock awards entitle the recipient to receive shares of common stock, subject to forfeiture restrictions that lapse over time or upon the occurrence of events specified by the committee making the award, with the shares required to be forfeited if the recipient ceases to be an employee or a director of the Company, as the case may be, before the restrictions lapse.

Federal Income Tax Consequences of Options

       An optionee does not recognize income for federal income tax purposes upon the grant of a non-qualified option but must recognize ordinary income upon exercise, to the extent of the excess of the fair market value of the underlying shares of common stock on the date of exercise over the exercise price. The amount of compensation includable in gross income by an optionee is deductible by the Company during the Company's taxable year in which the income is includable by the optionee provided among other things that the applicable information reporting requirements are satisfied. Upon the sale of shares acquired pursuant to the exercise of non-qualified options, the optionee recognizes capital gain or loss to the extent the amount realized exceeds the fair market value of the shares on the date of exercise. If an optionee pays the exercise price of a non-qualified option solely with cash, the tax basis of the shares received will equal the sum of the cash plus the amount of compensation income includable by the optionee as a result of the exercise.

       The holder of an incentive option generally recognizes no income for federal income tax purposes at the time of the grant or exercise of the option (but the spread between the exercise price and the fair market value of the underlying shares on the date of exercise generally will constitute a tax preference item for purposes of the alternative minimum tax). The optionee generally will be entitled to long term capital gain treatment upon the sale of shares acquired pursuant to the exercise of an incentive stock option, if the shares have been held for more than two years from the date of grant of the option and for more than one year after exercise. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), the gain realized on disposition will be compensation income to the optionee to the extent the fair market value of the underlying stock on the date of exercise (or, if less, the amount realized on disposition of the underlying stock) exceeds the applicable exercise price. The Company will not be entitled to an income tax deduction in connection with the exercise of an incentive stock option but will be entitled to a deduction equal to the amount of any ordinary income recognized by an optionee upon a disqualifying disposition. If an optionee pays the exercise price of an incentive option solely with cash, the optionee's tax basis in the stock received is equal to the amount of cash paid.


                                   INDEPENDENT PUBLIC ACCOUNTANTS

       Management of the Company has selected the firm of Price Waterhouse LLP, independent certified public accountants, as auditors to examine the books and accounts of the Company for the fiscal year ending November 1, 1997.
Price Waterhouse was engaged by the Company on October 30, 1993.

       A representative of Price Waterhouse is expected to be available via conference telephone call at the annual meeting with an opportunity to make statements if he so desires and to respond to appropriate questions by shareholders.


                                        SHAREHOLDER PROPOSALS

       Any shareholder desiring to present a proposal to be included in the Company's proxy statement for the next annual meeting of the shareholders scheduled to be held at the end of February 1998, should submit a written copy of such proposal to the principal offices of the Company no later than October 10, 1997. Such proposal should be submitted by certified mail, return receipt requested.


                                            ANNUAL REPORT

       A copy of the Company's annual report for the fiscal year ended November 2, 1996, accompanies this proxy statement. Any shareholder who would like an additional copy of the annual report may obtain one by writing the Treasurer of the Company at 3741 S.W. 7th Street, Post Office Box 1659, Ocala, Florida 34478.


                                            OTHER MATTERS

       Management does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

                                      EXPENSES OF SOLICITATION

       The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of sending proxy material to principals and obtaining their proxies.

       Shareholders are urged to specify their choices, date, sign and return the enclosed proxy in the enclosed envelope, postage for which has been provided. Prompt response is helpful and your cooperation will be appreciated.

Date:         February __, 1997